SCHEDULE 14A - INFORMATION REQUIRED IN A PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X] Filed by a Party other than the Registrant [ ] Check the appropriate box: [ ] Preliminary Proxy Statement [ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)) [X] Definitive Proxy Statement [ ] Definitive Additional Materials [ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

WASTE SYSTEMS INTERNATIONAL, INC.
(Name of Registrant as Specified in its Charter)


 (Name of person(s) Filing Proxy Statements, if other than the Registrant)

         Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on the table below per Exchange Act rules 14a-6(i)(1) and 0-11
1)       Title of each class of securities to which transaction applies:

2)       Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the Date of its filing.

(1) Amount previously paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

                        WASTE SYSTEMS INTERNATIONAL, INC.
                               420 Bedford Street
                                    Suite 300
                               Lexington, MA 02420

                                  May 10, 2000

Dear Stockholder:

You are invited to attend the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of Waste Systems International, Inc. (the "Company"), scheduled for June 14, 2000 at 10:00 a.m. to be held at the offices of the Company, located at 420 Bedford St., Lexington, Massachusetts. In connection with the Annual Meeting, enclosed is a Notice of the Annual Meeting and an accompanying Proxy Statement for your review. We encourage you to review the enclosed material and promptly return the enclosed Proxy Card.

As some of you will not be able to attend the Annual Meeting, we would like to take this opportunity to update you on some of the significant events that have occurred over the past year.

The following are some of the Company's accomplishments during the past year:

Completed 13 acquisitions of collection companies, transfer stations and a landfill which expanded the Company's operations within the Central Pennsylvania and Eastern New England regions and entered the Washington DC market.

Completed an offering of $100.0 million aggregate principal amount of 11 1/2% Senior Notes. The proceeds were used to complete several acquisitions and for general corporate purposes, including working capital.

Consummated  the  exchange  of  shares  of  common  stock  of  the  Company  for approximately $10.4 million of the Company's outstanding 7% Convertible Subordinated Notes which resulted in an estimated savings to the Company of approximately $4.4 million in interest payments over the course of the next 6 years.

On December 28, 1999, the Company opened the Mostoller landfill in Somerset County, Pennsylvania. The landfill is permitted to accept 2,000 tons per day, six days a week, or 624,000 tons per year, of municipal solid waste, construction and demolition waste, sludge and residual waste. The landfill consists of 7 cells having approximately 14.2 million cubic yards of total permitted capacity with expected additional room for expansion on the 513 acre permitted "greenfields" site. The opening of the landfill is expected to improve the Company's internalization rate.

In August 1999, the Company issued 2,239,745 shares of its common stock at $7 per share in a private placement for proceeds totaling approximately $15.7 million. On December 28, 1999, the Company completed a private placement of Series D Convertible Preferred Stock from which the Company received aggregate proceeds of $15 million.

On February 15, 2000, the Company closed an Exchange Offer for its $49,551,426 of Convertible Subordinated Notes due 2005 and its $100,000,000 Senior Notes. Approximately $15,355,000 principal amount of, plus accrued but unpaid interest on, its 11 1/2% Series B Senior Notes and approximately $22,832,000 principal amount of, plus accrued but unpaid interest on, its 7% Convertible Subordinated Notes were tendered and exchanged into shares of the Company's Series E Convertible Preferred Stock.

Throughout 1999, the Company increased the amount of waste collected by the Company that was subsequently disposed at Company landfills, and increased the amount of the waste delivered for disposal at the Company's landfills that was collected by the Company. During the year ended December 31, 1999, nearly 100% of the waste from the Company's Vermont operations was delivered for disposal at the Moretown Landfill, Inc. and approximately 36% of the waste delivered for disposal at the Moretown Landfill during this period was collected by the Company. In addition, approximately 65% of the waste from the Company's Central Pennsylvania - Altoona division operations was delivered for disposal at the Sandy Run Landfill and approximately 70% of the waste delivered for disposal at the Sandy Run Landfill during this period was collected by the Company. Since the acquisition of Community Refuse, Inc., on March 1, 1999, approximately 95% of the waste from the Company's Central Pennsylvania - Harrisburg division operations was delivered for disposal at the Community Refuse, Inc. landfill and approximately 28% of the waste delivered for disposal at the Community Refuse, Inc. landfill during this period was collected by the Harrisburg division and other company regions. Since their acquisition in July 1999, Eastern Trans-Waste of Maryland, Inc. disposed of approximately 56% of its waste at the Community Refuse Services, Inc. landfill, while C&J Trucking Company, Inc. disposed of approximately 14% of its waste at the Community Refuse Services, Inc. landfill.

In February 2000, the Company and Eurocare Environmental Services, Ltd. (Eurocare) entered into an exclusive European license for the Company's patented medical waste treatment technology. As part of the licensing agreement, the Company acquired a minority interest in, and the right of first refusal to acquire Eurocare.

We also enclose the Company's 1999 Annual Report, which provides more detailed information regarding the Company's activities during the year.

With a continued focus on core business activities and the continued execution of our plan to develop integrated waste management business opportunities, we believe that Waste Systems International, Inc. can look forward to a very bright future.

                        Sincerely,

                        Waste Systems International, Inc.

     Philip W. Strauss                             Robert Rivkin
     Chairman, President and                       Executive Vice President -
     Chief Executive Officer                       Acquisitions and Secretary

                        Waste Systems International, Inc.

                               420 Bedford Street
                                    Suite 300
                         Lexington, Massachusetts 02420
                                 ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON WEDNESDAY, JUNE 14, 2000
                                 ---------------

         NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of Waste Systems International, Inc. ("WSI" or the "Company") will be held on Monday, June 14, 2000 at 10 a.m., local time, at the offices of the Company, 420 Bedford St., Lexington, Massachusetts for the following purposes:

To elect the directors of the Company;

To consider and act upon a proposal to ratify the Board of Director's selection of KPMG LLP as the Company's independent auditors for the current fiscal year; and

To consider and act upon any other matters which may properly be brought before the Annual Meeting and any adjournments or postponements thereof.

Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

The Board of Directors has fixed the close of business on April 23, 2000 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Only stockholders of record of the Company's Common Stock, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

You are requested to fill in and sign the enclosed form of proxy (also referred to herein and in the accompanying proxy statement as the "Proxy Card"), which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

By Order of the Board of Directors,

                                  /s/ Robert Rivkin
                                  Robert Rivkin
                                    Secretary
Lexington, Massachusetts
May 10, 2000

                                    IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                        WASTE SYSTEMS INTERNATIONAL, INC.
                               420 Bedford Street
                                    Suite 300
                               Lexington, MA 02420
                                 ---------------
                                 PROXY STATEMENT
                                 ---------------
                     FOR 2000 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 14, 2000

                                 May 10, 2000

This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Waste Systems International, Inc., a Delaware corporation (the "Company"), from stockholders of the outstanding shares of the Company's capital stock for use at the 2000 Annual Meeting of Stockholders of the Company to be held on June 14, 2000, and any adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting.

This Proxy Statement, the accompanying Notice of Annual Meeting and the form of proxy (also referred to herein as the "Proxy Card") are first being sent to stockholders on or about May 17, 2000. The Board of Directors has fixed the close of business on April 23, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only stockholders of record of the Company's common stock, $.01 par value per share (the "Common Stock") at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were an aggregate of 20,348,297 shares of Common Stock and Common Stock equivalents outstanding and eligible to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share.

The presence, in person or by proxy, of holders of shares of voting stock representing a majority of the voting power of the outstanding shares of voting stock issued, outstanding, and entitled to vote at a meeting of stockholders is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the holders of a majority of the outstanding voting power, present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter, is required for the approval of any proposal or matter other than the election of directors. Directors shall be elected by a plurality of the shares present in person or represented by proxy at the Annual Meeting, entitled to vote in the election of directors, and cast in such election. Shares that reflect abstentions or "broker non-votes" (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and, with respect to one or more but not all issues, such brokers or nominees do not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. With respect to the election of directors, votes may be cast only in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the election and will have no effect.

Stockholders of the Company are requested to complete, date, sign and promptly return the accompanying Proxy Card in the enclosed postage-prepaid envelope. Shares represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the Proxy Card. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted FOR (i) the election of the nominees for directors of the Company named in this Proxy Statement and (ii) the ratification and approval of the selection of KPMG LLP as the Company's independent auditors for the current fiscal year. It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

The Company's Annual Report on Form 10-K, including financial statements, for the fiscal year ended December 31, 1999 (the "1999 Form 10-K"), is being mailed to stockholders concurrently with this Proxy Statement. The 1999 Form 10-K, however, is not part of the proxy solicitation materials, except for certain parts of the 1999 form 10-K which are expressly incorporated by reference herein. See "Incorporation of Certain Documents by Reference."


                           (Item 1 of the Proxy Card)

PROPOSAL 1

ELECTION OF DIRECTORS

         The Board of Directors has nominated seven individuals to serve as directors of the Company (the "Nominees"). All of the Nominees are currently serving as directors of the Company. The Board of Directors anticipates that each of the Nominees will serve, if elected, as a director. However, if any of the Nominees is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend. Directors serve for one-year terms expiring on the date of the Company's 2000 Annual Meeting and until their successors are duly elected and qualified.

         Approval of this proposal requires a plurality of the votes present in person or represented at the meeting. The Board of Directors recommends a vote FOR the Nominees.

Information Regarding Nominees and Executive Officers

         The following table and biographical descriptions set forth certain information as of March 15, 2000, unless otherwise specified, with respect to the seven Nominees based on information furnished to the Company by each Nominee.

Directors

                                                   Director
    Name                        Age                 Since
Philip W. Strauss                51                  1996
Robert Rivkin                    41                  1997
Jay Matulich                     45                  1995
David J. Breazzano               43                  1997
Charles Johnston                 65                  1997
Judy K. Mencher                  43                  1997
William B. Philipbar             74                  1997
--------------

     Philip W. Strauss. Mr. Strauss has been the Chief Executive Officer and President since March 27, 1996 and Chairman of the Board since June 24, 1996. Previously Mr. Strauss had been Executive Vice President and Chief Operating Officer of the Company since September 19, 1995. He has 24 years of experience in project, business and corporate development. Mr. Strauss was co-founder of BioMedical Waste Systems, Inc., a publicly held waste management firm, where he served as Executive Vice President from its inception in 1987 until May 1992 and as a Director from inception until May 1993.

         Robert Rivkin. Mr. Rivkin, a Certified Public Accountant, has been Executive Vice President - Acquisitions of the Company since April 1998, Vice President and Chief Financial Officer from March 1995 through July 1999,
Secretary since May 1995 and Treasurer since June 1996. Mr. Rivkin was first elected to the Board of Directors in June 1997. For the six years prior to joining the Company, Mr. Rivkin was a principal at The Envirovision Group Inc., a full service environmental engineering, consulting and contracting company, where he was responsible for finance, marketing and strategic planning. Previously, Mr. Rivkin practiced public accounting in New York, where he specialized in mergers and acquisitions, initial public offerings and SEC reporting.

     Jay J. Matulich. Mr. Matulich has been a member of the Board of Directors since March 1995. Mr. Matulich is a Managing Director of International Capital Growth Limited ("ICG"), formerly Capital Growth International L.L.C. and U.S. Sachem Financial Consultants, L.P. He has held this position since 1994. From May 1990 to October 1994, Mr. Matulich was a Vice President of Gruntal & Co., Incorporated, investment bankers.

     David J. Breazzano. Mr. Breazzano has been a member of the Board of Directors since June 1997. Mr. Breazzano is one of the two principals at DDJ Capital Management, LLC, which was established in 1996. He has over 20 years of investment experience and served as a Vice President and Portfolio Manager at Fidelity Investments ("Fidelity") from 1990 to 1996. Prior to joining Fidelity, Mr. Breazzano was President and Chief Investment Officer of the T. Rowe Price Recovery Fund. Mr. Breazzano also serves as a Director of Key Energy Services, Inc. and Samuel Jewelers, Inc.

         Charles Johnston. Mr. Johnston has been a member of the Board of Directors since June 1997. During the past 10 years he has served on various boards. Mr. Johnston is currently Chairman of Ventex Technology in Riviera Beach, Florida and has held that position since 1993. He is also currently Chairman of AFD Technologies in Jupiter, Florida. He was previously founder, Chairman, and CEO of ISI Systems, a public company on the American Stock Exchange prior to being sold to Teleglobe Corporation of Montreal, Canada. Mr. Johnston also serves as Trustee of Worcester Polytechnic Institute in Worcester, Massachusetts as well as Trustee for the Institute of Psychiatric Research, University of Pennsylvania in Philadelphia, Pennsylvania. In addition, he serves as director of the following companies - Kideo Productions and Infosafe Systems both of New York City, Hydron Technologies Inc. of Boca Raton, Florida and Spectrum Signal Processing of Vancouver, British Columbia.

     Judy K. Mencher. Ms. Mencher has been a member of the Board of Directors since August 1997. Ms. Mencher is one of the two principals at DDJ Capital Management, LLC, which was established in 1996. From 1990 to 1996, Ms. Mencher was at Fidelity working in the Distressed Investing Group. Prior to joining Fidelity in 1990, Ms. Mencher was a Partner at the law firm of Goodwin, Procter & Hoar LLP specializing in bankruptcy and creditors' rights.

     William B. Philipbar. Mr. Philipbar was first elected a Director of the Company on May 8, 1996. He resigned as a Director of the Company on June 24, 1997 and was reelected to the Board on August 20, 1997. Since December 1997, Mr. Philipbar has been a part-time consultant for the Company in connection with the Company's consideration of proposed acquisitions and other strategic matters. Prior to becoming a Director of the Company, Mr. Philipbar served as Chairman of the Delaware Solid Waste Authority from 1977 to 1987 and was President and Chief Executive Officer of Rollins Environmental Corp. from 1973 to 1984. He has been a Director of Matlack Systems, Inc. and Rollins Truck Leasing Corp. since 1993. Until 1995 he was also an advisor to Charles River Ventures.

The Board of Directors and Its Committees

Board of Directors

         The Company's Board of Directors consists of seven members, a majority of whom is independent of the Company's management. Each director holds office for a term from election until the next Annual Meeting of the Company's stockholders and until his or her successor is duly elected and qualified.

         The Board of Directors held 6 meetings during fiscal year 1999. Each of the Company's directors attended at least 67% of the total number of meetings of the Board of Directors and of the committees of the Company of which he or she was a member. Jay Matulich was unable to attend two of the six meetings.

The Board of Directors has appointed a Compensation Committee and an Audit Committee.

     Compensation Committee. The Compensation Committee currently consists of Messrs. Johnston and Strauss and Ms. Mencher. The Compensation Committee makes recommendations and exercises all powers of the Board of Directors in connection with certain compensation matters, including incentive compensation and benefit plans. The Compensation Committee (excluding Mr. Strauss) administers, and has authority to grant awards under, the Directors' Plan to the employee directors and management of the Company and its subsidiaries and other key employees. The Compensation Committee held 2 meetings during fiscal year 1999.

         Audit Committee. The Audit Committee currently consists of Messrs. Breazzano, Matulich and Philipbar. The Audit Committee is empowered to recommend to the Board the appointment of the Company's independent public accountants and to periodically meet with such accountants to discuss their fees, audit and non-audit services, and the internal controls and audit results for the Company. The Audit Committee also is empowered to meet with the Company's accounting personnel to review accounting policies and reports. The Audit Committee held 2 meetings during fiscal year 1999. Jay Matulich was unable to attend one of the two meetings.


Director Compensation

        The Company does not currently pay cash compensation to its directors. Non-employee directors are entitled to stock option grants under the Amended and Restated Waste Systems International, Inc. 1995 Stock Option Plan for Non-Employee Directors (the "Director Plan"). The Director Plan provides for the automatic granting to Independent Directors (as defined in the Director Plan) of options that do not qualify as incentive stock options (referred to as "Stock Options") under Section 422 of the Code. Under the terms of the Director Plan, each Independent Director who first becomes a Director of the Company on or after June 30, 1997 shall automatically be granted on the date he or she becomes a Director of the Company a Stock Option to purchase 20,000 shares of Common Stock. In addition, the Director Plan provides that each Independent Director shall automatically be granted, at the beginning of each calendar year in which he or she is serving as an Independent Director, a Stock Option to acquire 10,000 shares of Stock. Each Independent Director entering service after the start of any calendar year will automatically be granted on the effective date of his or her Board membership a Stock Option to acquire a portion of 10,000 shares of Stock prorated to reflect the remaining portion of such calendar year. The exercise price per share for the Common Stock covered by any Stock Option granted under the Director Plan shall be equal to the fair market value of the Common Stock on the date such option is granted.

Other than Stock Options to acquire 20,000 shares of Stock granted automatically to each new director joining the Board on or after June 30, 1997, which Stock Options vest immediately upon grant, options granted under the Director Plan shall vest at a rate of 25% of the total number of shares of Common Stock purchasable under such option for each year that the holder remains a Director of the Company, such vesting to take place at the end of each of the first four calendar years following issuance of such options. An option issued under the Director Plan shall not be exercisable after the expiration of ten years from the date of grant.

On December 15, 1997, the Board of Directors voted to retain Mr. William Philipbar, a Non-Employee Director of the Company, as a part-time consultant in connection with the Company's consideration of proposed acquisitions and other strategic matters. Mr. Philipbar's compensation for providing such consulting services for up to four days per month, as requested by the Company, consists of grants of options to acquire 25,000 shares of Common Stock to be granted on January 1 of each year (beginning January 1, 1998) so long as Mr. Philipbar continues to be so retained by the Company. Under such consulting arrangement, Mr. Philipbar received options on January 1, 1998, 1999 and 2000 to acquire 25,000 shares of Common Stock, vesting according to the terms described below.


Executive Officers

         Set forth below is certain information regarding each of the executive officers of the Company, including their principal occupation and business experience for at least the last five years.

           Name                       Age                    Position

Philip Strauss...................     51       Chief Executive Officer and President
Robert Rivkin....................     41       Executive Vice President - Acquisitions, Secretary and Treasurer
James Elitzak....................     39       Vice President and Chief Financial Officer
Joseph Motzkin...................     57       Vice President - Operations
Douglas Martin...................     52       Vice President - Engineering and Compliance
Mark Popham......................     45       Vice President - Capital Project Development
Arthur Streeter..................     39       Vice President and General Counsel
-----------------


        The principal occupation and business experience for at least the last five years of each executive officer of the Company, other than executive officers also serving as Directors, is set forth below.

James Elitzak. Mr. Elitzak has been Vice President and Chief Financial Officer of the Company since August 1999. From 1993 to 1999, he was Director of Finance for Waste Management, Inc. From 1989 to 1993, he was Director of Corporate
Accounting at Wheelabrator Technologies. Mr. Elitzak, a Certified Public Accountant, has over ten years of solid waste industry experience.

Joseph Motzkin. Mr. Motzkin has been a Vice President of the Company since August 1996. From 1994 to 1996, Mr. Motzkin was a General Manager at Prins Recycling Corporation where he established recycling programs, and directed sales programs and customer service activities. From 1989 to 1994, he was a General Manager at Laidlaw Waste Systems where he was responsible for their New England operations. Mr. Motzkin has 26 years of experience in the solid waste management business.

Douglas Martin. Mr. Martin has been a Vice President of the Company since June 1999. From 1997 to 1999, Mr. Martin was Vice President of Regulatory Offices for Envirosource. Prior to joining Envirosource, Mr. Martin held the position of Vice President, Environment, Health and Safety for Chemical Waste Management from 1992 to 1997.

Mark Popham. Mr. Popham has been Vice President - Capital Project Development since April 1999. Mr. Popham was Director of Engineering and Operations from 1995 to April 1999. From 1988 to 1993, he was Vice President/Director at United Waste Systems, Inc.

Arthur Streeter. Mr. Streeter has been Vice President and General Counsel since February 1998. Prior to joining the Company he was a Partner at Goldstein and Manello, a 60 lawyer firm based in Boston, Massachusetts where he gained 12 years of experience representing both private and public companies.

Each of the executive officers holds his or her respective office until the regular annual meeting of the Board of Directors following the annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal.


                             EXECUTIVE COMPENSATION

         The following sections of this Proxy Statement set forth and describe the compensation paid or awarded during the last three years to the Company's Chief Executive Officer and the four other most highly compensated executive officers.

         Summary Compensation Table. The following table sets forth the aggregate cash compensation paid by the Company with respect to the fiscal years ended December 31, 1999, 1998 and 1997 to the Company's Chief Executive Officer and the three other senior executive officers in office on December 31, 1999 who earned at least $100,000 in cash compensation during 1999 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                 Long-Term
                                                                                               Compensation
                                                                                                  Awards
                                                                                 Annual           Shares
                                                                              Compensation      Underlying
                                                                                 Salary         Options (1)
Name and Principal Position                                  Year                  ($)              (#)
---------------------------                                  ----             -----------------------------

Philip Strauss                                               1999                212,494           250,000
Chairman of the Board,                                       1998                188,172           250,000
President and Chief                                          1997                162,504           522,859
Executive Officer

Robert Rivkin                                                1999                211,717           250,000
Executive Vice President - Acquisitions,                     1998                187,506           250,000
Secretary and Treasurer                                      1997                162,504           522,859

Joseph Motzkin                                               1999                137,386            25,000
Vice President - Acquisitions                                1998                118,060            40,000
                                                             1997                110,000            19,300

Mark Popham(2)                                               1999                116,639            20,000
Vice President - Capital Project Development

Arthur Streeter(3)                                           1999                139,101            25,000
Vice-President and General Counsel                           1998                118,428            40,000

(1) All information with respect to outstanding options, including shares issuable or issued and exercise prices payable or paid per share, has been adjusted to reflect the 1-for-5 reverse stock split effective February 13, 1998.

(2) Includes Mr. Popham's salary for 1999 only as Mr. Popham was promoted in April 1999.

(3) Includes Mr. Streeter's salary for 1999 and 1998 only as Mr. Streeter joined the Company in February 1998.



     Option Grants in Fiscal Year 1999. The following table sets forth the options granted during fiscal year 1999 and the value of the options held on December 31, 1999 by the Company's Named Executive Officers.

                                        OPTION GRANTS IN FISCAL YEAR 1999 (1)

                                              Percent of Total
                            Number of         Options Granted       Exercise or
                        Shares Underlying     to Employees in       Base Price     Expiration       Grant Date
Name                   Options Granted(#)      Fiscal Year          ($ /share)        Date        Present Value$(2)
----                   ------------------     ---------------       ------------   ----------     -----------------
Philip Strauss               250,000                 27.7%            $4.25         04/12/09           $532,250
Robert Rivkin                250,000                 27.7%            $4.25         04/12/09           $532,250
James Elitzak                 50,000                  5.5%            $6.50         08/02/09           $162,850
Joseph Motzkin                25,000                  2.8%            $4.25         04/12/09           $ 53,225
Douglas Martin                20,000                  2.2%            $7.63         06/21/09           $ 76,400
Mark Popham                   20,000                  2.2%            $4.25         04/12/09           $ 42,580
Arthur Streeter               25,000                  2.8%            $4.25         04/12/09           $ 53,225

(1) All information with respect to outstanding options, including shares issuable or issued and exercise prices payable or paid per share, has been adjusted to reflect the 1-for-5 reverse stock split effective February 13, 1998.

(2) The grant date present value was determined using the Black Scholes option pricing model with the following weighted average assumptions: volatility, 50%; expected dividend yield, 0%; risk free interest rate, 5.5%; and expected life, 5 years.


         Option Exercises and Year-End Holdings. The following table sets forth the options exercised during fiscal year 1999 and the value of the options held on December 31, 1999 by the Company's Named Executive Officers.

                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999
                     AND FISCAL YEAR-END 1999 OPTION VALUES

                                                                 Number of
                                                          Securities Underlying               Value of Unexercised
                                                           Unexercised Options                in-the-Money Options
                       Shares                            at Fiscal Year-End (#)             at Fiscal Year-End ($)
                     Acquired On         Value           ----------------------             ----------------------
Name                 Exercise (#)     Realized ($)       Exercisable   Unexercisable        Exercisable  Unexercisable
 --------------------------------    --------------   --------------  --------------        ------------ -------------
Philip Strauss            0                 0             373,929        698,930            $437,948       $1,430,135
Robert Rivkin             0                 0             373,929        698,930             437,948        1,430,135
James Elitzak             0                 0                   -         50,000                   -                -
Joseph Motzkin            0                 0              27,150         67,150              10,547          136,906
Douglas Martin            0                 0                   -         20,000                   -                -
Mark Popham               0                 0                   -         20,000              98,078           25,734
Arthur Streeter           0                 0              10,000         55,000             235,405           25,785

         Employment Agreements. On June 30, 1998, the Company and Mr. Strauss entered into an employment agreement. The terms of the agreement provide (i) that Mr. Strauss shall serve as the Company's President and Chief Executive Officer, (ii) that he receive a salary of $200,000 per year through June 30, 1999 and $225,000 per year through June 30, 2000 and (iii) that he agree not to compete with the Company following termination of his employment for a period of one year following the termination. In the event that Mr. Strauss is terminated for cause, he shall not be bound to the non-competition provisions. The Company's agreement with Mr. Strauss was effective until June 30, 1999 and, absent ninety-day notice from either party to the contrary, was extended automatically for a subsequent one-year term. The Company's agreement with Mr. Strauss may be terminated at any time by the mutual consent of the parties.

         On June 30, 1998, the Company and Mr. Rivkin entered into an employment agreement. The terms of the agreement provide (i) that he receive a salary of $200,000 per year through June 30, 1999 and $225,000 per year through June 30, 2000 per year and (ii) that he agree not to compete with the Company following termination of his employment for a period of one year following the termination. In the event that Mr. Rivkin is terminated for cause, he shall not be bound to the non-competition provisions. The Company's agreement with Mr. Rivkin was effective until June 30, 1999 and, absent ninety-day notice from either party to the contrary, was extended automatically for a subsequent one-year term. The Company's agreement with Mr. Rivkin may be terminated at any time by the mutual consent of the parties.


Stock Performance Graph

         The Securities and Exchange Commission requires the Company to present a chart comparing the cumulative total shareholder return on its Common Stock with the cumulative total shareholder return of (i) a broad equity market index and (ii) a published industry index or peer group. Although such a chart would normally be for a five-year period, the Common Stock has been listed on the Nasdaq Small-Cap Market only since November 14, 1995 and, as a result, the following chart reflects only the period during which the Common Stock has been listed on that market. The chart compares the Common Stock with (i) the Center for Research in Security Prices Nasdaq Market Value Index (the "Nasdaq Index") and (ii) the Center for Research in Security Prices Waste Management Industry Index (the "Waste Management Index"). The total return for each of the Common Stock, the Nasdaq Index and the Waste Management Index assumes the reinvestment of dividends, although dividends have not been declared on the Company's Common Stock. This chart assumes an initial investment of approximately $100 on November 14, 1995 in the stocks comprising the Nasdaq Index and the stocks comprising the Waste Management Index and an initial investment of $100 in the Company s Common Stock. The Nasdaq Index tracks the aggregate price performance of all domestic equity securities traded on the Nasdaq Market.

                                                 1995      1995         1996         1997         1998       1999
Waste Systems International, Inc.               100.0      89.33        14.00        16.00        23.47      20.27
Industry Index                                  100.0     107.37       133.17       136.11       118.20      51.94
Broad Market                                    100.0     101.13       125.67       153.73       216.82     382.41



Report of the Compensation Committee

         The Compensation Committee's executive compensation philosophy is to establish competitive levels of compensation, link management's pay to the achievement of the Company's performance goals, and enable the Company to attract and retain qualified management. The Company's compensation policies seek to align the financial interests of senior management of the Company with those of its stockholders.

         Base Salary. The Company has established base salary levels for senior management based on a number of factors, including market salaries for such positions, the responsibilities of the position, the experience, and the required knowledge of the individual. The Compensation Committee attempts to fix base salaries on a basis generally in line with base salary levels for comparable companies.

         Incentive Compensation. During each fiscal year the non-employee directors who are members of the Compensation Committee may consider granting senior executives of the Company awards under the Option Plan. Such awards are based on various factors, including both corporate and individual performance during the preceding year and incentives to reach certain goals during future years.

         Compensation of Chief Executive Officer. Philip W. Strauss, the Company's Chief Executive Officer and President, receives competitive compensation and regular benefits in effect for senior executives of the Company. During 1998, the Compensation Committee increased Mr. Strauss' annual base salary from $175,000 to $200,000 as determined on the same basis as other senior executives of the Company, based on the factors noted above in "Report of the Compensation Committee - Base Salary". In addition to such cash compensation, Mr. Strauss also received options to acquire an aggregate of 250,000 shares of Common Stock at exercise prices at the fair market value of the Common Stock on the date of grant. The vesting of all of such options accelerates upon a sale of the Company.

Submitted by the Compensation Committee:

         Philip W. Strauss
         Charles Johnston
         Judy K. Mencher

Compensation Committee Interlocks and Insider Participation

     Currently, Philip W. Strauss, Charles Johnston and Judy K. Mencher serve on the Compensation Committee. Philip W. Strauss, in addition to serving as a member of the Compensation Committee, is the Chief Executive Officer and President. No other member of the Compensation Committee in 1999 ever served as an officer of the Company.

Principal Management and Stockholders

         The following table presents information as to all directors and senior executive officers of the Company as of April 24, 2000 and persons or entities known to the Company to be beneficial owners of more than 5% of the Company's Common Stock as of April 24, 2000, unless otherwise indicated, based on representations of officers and directors of the Company and filings received by the Company on Schedules 13D and 13G or Form 13F under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                              Beneficial Ownership

                                                                            Common Stock
                                                                     -----------------------------
                                                                     # of  Shares     % of Class
                                                                     Beneficially     Beneficially
Directors, Executive Officers and 5% Stockholders(1)                  Owned             Owned(2)
----------------------------------------------------                 -------------   -------------
B-III Capital Partners, L.P.(3)                                       10,286,622          40.5%
c/o DDJ Capital Management, LLC
141 Linden Street
Wellesley, MA 02181
                                                                       2,953,636          13.0%
The Prudential Insurance Company of America  (4)
100 Mulberry Street
Newark, NJ  07102

Mitchell Hutchins Asset Management, Inc.  (5)                          2,575,694          11.9%
1285 Avenue of the Americas
New York, NY 10019

John Hancock Advisers(6)                                               2,119,065           9.8%
101 Huntington Avenue
Boston, MA  02199

Chilton Investment Company, Inc. (7)                                   1,759,700           8.5%
320 Park Avenue
New York, NY 10022

Baldwin, L.P. (8)                                                      1,552,656           7.6%
1206 Oyster Cove Drive
Grasonville, MD 21638

David J. Breazzano(9)                                                     12,250            *

Charles Johnston(10)                                                      12,250            *

Jay Matulich(11)                                                          13,000            *

Judy K. Mencher(12)                                                       12,055            *

Joseph Motzkin(13)                                                        69,128            *

William B. Philipbar(14)                                                  66,055            *

Mark Popham(15)                                                           43,200            *

Robert Rivkin(16)                                                        647,597           3.1%

Philip W. Strauss(17)                                                    647,250           3.1%

Arthur Streeter(18)                                                       26,250            *

All directors and officers as a group (11 persons)                     1,549,207           7.1%
*  Less than 1%

(1) The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them subject to community property laws where applicable and the information contained in footnotes to this table.

(2) Based on 20,348,497 shares of Common Stock issued and outstanding as of April 24, 2000. As of April 24, 2000 the Company had outstanding 7% Convertible Subordinated Notes due 2005 which are currently convertible at the option of the holder into an aggregate 2,671,922 shares of Common Stock at a conversion price of $10.00 as set forth in the Notes. The Company had outstanding 15,000 shares of Series D Preferred Stock which are currently convertible at the option of the holder into an aggregate of 2.5 million shares of Common Stock at a conversion price of $6.00 per share. The Company had outstanding 38,531 shares of Series E Preferred Stock, which are currently convertible at the option of the holder into an aggregate 4,816,375 shares of Common Stock at a conversion price of $8.00 per share. The Company has outstanding 1,500,000 warrants, which are currently convertible at the option of the holder into an aggregate 1,500,000 shares of Common Stock at a conversion price of $6.25 per share. In accordance with Exchange Act rules promulgated by the Commission, the foregoing shares issuable upon conversion of the 7% Convertible Subordinated Notes are included in this table only for those holders with the right to acquire such shares within 60 days from the date of this report, to the extent such holder could acquire additional shares.

(3)      Includes  5,450,533  shares of Common Stock currently  owned.  Includes
         2,231,922 shares issuable upon conversion of 7% Convertible Subordinated Notes at a conversion price of $10.00, 2,266,667 shares issuable upon conversion of Series D Preferred Stock at a conversion price of $6.00 per share, and 337,500 shares issuable upon conversion of Warrants at a conversion price of $6.25 per share. DDJ Capital Management, LLC ("DDJ") serves as the investment manager to B-III Capital Partners, L.P. ("B III"); an affiliate of DDJ acts as the general partner of B III.

(4) Includes 634,761 shares of Common Stock currently owned. Includes 2,093,875 shares issuable upon conversion of Series E Preferred Stock at a conversion price of $8.00 per share, and 225,000 shares issuable upon conversion of Warrants at a conversion price of $6.25 per share. The Common Stock and Notes are held for the benefit of certain registered investment companies over which Prudential or The Prudential Investment Corporation ("PIC") may have direct or indirect voting and/or investment discretion, with respect to which Prudential has advised the Company that Prudential and PIC disclaim beneficial ownership.

(5) Includes 1,231,444 shares of Common Stock currently owned. Includes 1,194,250 shares issuable upon conversion of Series E Preferred Stock at a conversion price of $8.00 per share, and 150,000 shares issuable upon conversion of Warrants at a conversion price of $6.25 per share.

(6) Includes 933,315 shares of Common Stock currently owned. Includes 1,155,750 shares issuable upon conversion of Series E Preferred Stock at a conversion price of $8.00 per share, and 30,000 shares issuable upon conversion of Warrants at a conversion price of $6.25 per share.

(7) Includes 1,504,700 shares of Common Stock currently owned, and 255,000 shares issuable upon conversion of Warrants at a conversion price of $6.25 per share.

(8)      1,552,656 shares of Common Stock currently owned.

(9) Includes 12,250 shares subject to stock options which are fully vested and currently exercisable and excludes those shares owned by B III, which Mr. Breazzano may be deemed to beneficially own as a result of Mr. Breazzano's interest in DDJ, however, such beneficial ownership is disclaimed. Mr. Breazzano is a managing member of DDJ.

(10) Includes 12,250 shares subject to stock options, which are fully vested and currently exercisable.

(11) Includes 2,000 shares of Common Stock currently owned and 11,000 shares subject to stock options, which are fully vested and currently exercisable.

(12) Includes 12,055 shares subject to stock options which are fully vested and currently exercisable and excludes those shares owned by B III, which Ms. Mencher may be deemed to beneficially own as a result of Ms. Mencher's interest in DDJ, however, such beneficial ownership is disclaimed. Ms. Mencher is a managing member of DDJ.

(13) Includes 18,403 shares of Common Stock currently owned and 50,725 shares subject to stock options, which are fully vested and currently exercisable.

(14) Includes 66,055 shares subject to stock options, which are fully vested and currently exercisable.

(15) Includes 43,200 shares subject to stock options, which are fully vested and currently exercisable.

(16) Includes 17,953 shares of Common Stock currently owned and 629,644 shares subject to stock options, which are fully vested and currently exercisable.

(17) Includes 17,778 shares of Common Stock currently owned and 629,644 shares subject to stock options, which are fully vested and currently exercisable.

(18) Includes 26,250 shares subject to stock options, which are fully vested and currently exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company' equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the Nasdaq Small-Cap Market. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were satisfied.

Certain Relationships and Transactions

         On December 15, 1997, the Board of Directors voted to retain Mr. William Philipbar, a Non-Employee Director of the Company, as a part-time consultant in connection with the Company's consideration of proposed acquisitions and other strategic matters. Mr. Philipbar's compensation for providing such consulting services for up to four days per month, as requested by the Company, consists of grants of options to acquire 25,000 shares of Common Stock to be granted on January 1 of each year (beginning January1, 1998) so long as Mr. Philipbar continues to be so retained by the Company. Under such consulting arrangement, Mr. Philipbar received options on January 1, 1998, 1999 and 2000 to acquire 25,000 shares of Common Stock, vesting according to the terms described below.

         During 1999, B-III Capital Partners, L.P. (BIII) participated in the Company's private placements, including the issuance of the 11 1/2% Senior Notes, an issuance of Common Stock and an issuance of Preferred Stock of the Company. In March 1999, B-III purchased Senior Notes with a face value of $22.5 million. During August 1999, they acquired 571,429 shares of Common Stock for proceeds of $4,000,000. On December 28, 1999, they purchased 13,600 shares of Series D Preferred Stock for proceeds of $13,600,000.

                           (Item 2 of the Proxy Card)

                                   PROPOSAL 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The accounting firm of KPMG LLP has served as the Company s independent auditor since March 29, 1995. The Board of Directors has voted to appoint KPMG LLP as the Company's independent auditors for the current fiscal year. The Board of Directors recommends the ratification of this selection. A representative of KPMG LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

         Approval of this proposal requires the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the proposal. The Board of Directors recommends a vote FOR this Proposal 4.


                                  OTHER MATTERS

Solicitation of Proxies

         The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Stockholder Proposals

         A stockholder proposal (including a director nomination) submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended ("Exchange Act") for inclusion in the Company's proxy statement and form of proxy for the 2001 Annual Meeting of Stockholders must be received by the Company by January 1, 2001; provided, however, that if the scheduled date of the 2001 Annual Meeting of Stockholders is changed by more than 30 calendar days from June 14, 2001, stockholder proposals must be received by the Company a reasonable time before the proxy solicitation for the 2001 Annual Meeting of Stockholders. Such a proposal must also comply with the requirements as to form and substance established by the Securities and Exchange Commission for such a proposal to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Secretary, Waste Systems International, Inc., 420 Bedford Street, Suite 300, Lexington, Massachusetts 02420.

         A stockholder proposal (including a director nomination) to be presented at the 2001 Annual Meeting of Stockholders, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at the Company s principal executive offices at the address given in the preceding paragraph not earlier than February 15, 2001 and not later than March 31, 2001; provided, however, that if the scheduled date of the 2001 Annual Meeting of Stockholders is scheduled to be held on a date more than 30 calendar days prior to June 14, 2001 or more than 60 calendar days after June 14, 2001, stockholder proposals must be received by the Company not later than the close of business on the later of (a) the 75th day prior to the scheduled date of the 2001 Annual Meeting of Stockholders or (b) the 15th day following the day on which public announcement of such scheduled date is first made by the Company. Such proposal or nomination must also comply with the other requirements contained in the Company's by-laws, including supporting documentation and other information. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to Securities and Exchange Commission ("SEC") rules governing the exercise of this authority.



Other Matters

         The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

                        WASTE SYSTEMS INTERNATIONAL, INC.
             Proxy for Annual Meeting of Stockholders, June 14, 2000

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned hereby appoints [insert name] and [insert name], and each of them, as Proxies of the undersigned, with full power of substitution, and authorizes each of them to represent and to vote all shares of Common Stock of Waste Systems International, Inc. (the "Company") held by the undersigned as of the close of business on April 23, 2000 at the Annual Meeting of Stockholders to be held at the offices of the Company, 420 Bedford St., Lexington, Massachusetts on June 14, 2000, at 10:00 am, local time, and at any adjournments or postponements thereof. The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and the Proxy Statement with respect thereto, and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is executed. Please mark boxes with an X in blue or black ink.

                                                              For               Against          Abstain
1.       Proposal to elect the following people as
         Directors of the Company:

         Philip W. Strauss                                    |_|               |_|              |_|
         Robert Rivkin                                        |_|               |_|              |_|
         Jay Matulich                                         |_|               |_|              |_|
         David Breazzano                                      |_|               |_|              |_|
         Charles Johnston                                     |_|               |_|              |_|
         Judy K. Mencher                                      |_|               |_|              |_|
         William B. Philipbar                                 |_|               |_|              |_|

2.       Proposal to ratify KPMG LLP as the
         Company's independent auditor for fiscal
         year 2000.                                           |_|               |_|              |_|

         When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted for the items described in Proposals 1 and 2 and at the Proxies' discretion upon such other business as may properly come before the meeting. PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

     Please sign name exactly as shown on the books of the Company. Where there is more than one holder, each should sign the proxy. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized person, stating his or her title or authority.


                                  Signature:___________________________
                                  Dated:_________________________, 2000